[AT&T LOGO OMITTED]
News Release
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FOR RELEASE THURSDAY, JANUARY 20, 2005

                      AT&T Announces Fourth-Quarter Results

o  Fourth-quarter earnings per diluted share of $0.78

o  Revenue for the fourth quarter of $7.3 billion

o  Fourth-quarter operating income of $1.2 billion

BEDMINSTER, N.J. -- AT&T (NYSE: T) today reported its fourth-quarter and full-year 2004 results. The company reported net income of $625 million, or earnings per diluted share of $0.78, for the fourth quarter of 2004. The company's current quarter net income included an after-tax depreciation benefit from its third-quarter 2004 asset impairment charges of $337 million, or $0.42 per diluted share. The company's current-quarter net income compares to net income of $340 million, or earnings per diluted share of $0.43, in the fourth quarter of 2003.

"AT&T's results reflect the solid progress we've made in transforming this company for the long-term, and the considerable momentum we've established entering 2005," said AT&T Chairman and Chief Executive Officer David W. Dorman. "While the pricing environment in our industry remains challenging, we're encouraged by the strengthening of AT&T's competitive position in the enterprise market in recent quarters."

AT&T reported fourth-quarter 2004 consolidated revenue of $7.3 billion, which included $5.5 billion from AT&T Business and $1.8 billion from AT&T Consumer. Consolidated revenue declined 10.2 percent versus the fourth quarter of 2003, primarily due to continued declines in long-distance (LD) voice and data revenue, partially offset by an increase in bundled services revenue and solid growth in key services in the enterprise market, such as Internet Protocol & Enhanced services (IP&E-services). AT&T's fourth-quarter 2004 consolidated operating income was $1.2 billion, resulting in a consolidated operating margin of 16.0 percent.

The company reported consolidated EBITDA, excluding net restructuring and other charges, of $1.8 billion in the fourth quarter of 2004 for a margin of 25.2 percent. This compares to consolidated EBITDA of $2.0 billion and a margin of
24.2 percent in the prior-year fourth quarter, on the same basis. The company reported that success in cutting costs, including savings from ongoing headcount reduction efforts and strategic reductions in marketing expenses, contributed to strong margins for the quarter.

Full-Year 2004 Results

For the full year, AT&T reported a net loss of $6.1 billion, or loss per diluted share of $7.68. The company's net loss included significant non-cash asset impairment charges, as well as net restructuring and other charges, the majority of which were taken during the third quarter. This compares to net income of $1.9 billion, or earnings per diluted share of $2.36 in 2003.

Excluding the asset impairment and net restructuring and other charges taken during 2004, and their associated tax benefits, adjusted net income for the year was $1.8 billion, or adjusted earnings per diluted share of $2.25. In addition, due to the asset impairment, the company received an after-tax benefit from lower depreciation of $669 million, or $0.85 per diluted share. A reconciliation of reported earnings per diluted share to adjusted earnings per diluted share is provided in the appendices on page 12 of this document.

AT&T reported full-year 2004 consolidated revenue of $30.5 billion, which included $22.6 billion from AT&T Business and $7.9 billion from AT&T Consumer. This represents a consolidated revenue decline of 11.6 percent versus 2003, primarily due to continued declines in LD voice and data revenue, partially offset by an increase in bundled services revenue and growth in key services in the enterprise market, such as IP&E-services.

AT&T's  2004  consolidated  operating  loss was $9.5  billion,  including  $12.8 billion in asset impairment and net restructuring and other charges taken in 2004, as well as a depreciation benefit of $1.1 billion due to the asset impairment charges taken in the third quarter of 2004. The company reported full-year consolidated EBITDA, excluding asset impairment and net restructuring and other charges, of $7.0 billion and a margin of 22.9 percent. This compares to consolidated EBITDA of $8.7 billion and a margin of 25.3 percent in 2003, on the same basis.

2005 OUTLOOK

AT&T also announced its full-year 2005 expectations:

o  Consolidated revenue between $25 billion and $26 billion

o Year-over-year decline of several hundred million dollars in small business revenue, primarily reflected within AT&T Business local voice, as a result of changes in the regulatory environment

o Consolidated operating income margin in the low double-digits, excluding any net restructuring and other charges

o  Total capital expenditures of approximately $1.5 billion

o Up to $200 million of incremental expenses in the "Corporate & Other" group, excluding any net restructuring and other charges, primarily related to higher pension plan costs


AT&T UNIT HIGHLIGHTS

AT&T Business

o Revenue was $5.5 billion, a decline of 7.4 percent from the prior-year fourth quarter. Pricing pressure and continued declines in retail volumes negatively affected revenue performance. Partially offsetting these declines was a reciprocal compensation settlement as well as strength in IP&E-services. Full-year revenue declined by 9.9 percent to $22.6 billion.

o Long-distance voice revenue decreased 13.5 percent from the prior-year fourth quarter, driven by continued pricing pressure in both the retail and wholesale businesses, as well as a continued decline in retail volumes. Total volumes were down slightly versus the prior-year fourth quarter. Full-year LD voice revenue declined 15.0 percent compared to 2003, while volumes were essentially flat.

o Local voice revenue grew 26.6 percent for the fourth quarter and 12.7 percent for the full year versus the same prior-year periods. Revenue was positively impacted by a reciprocal compensation settlement that increased revenue by approximately $97 million. Local access lines totaled nearly 4.7 million at the end of the current period, representing an increase of approximately 11,000 lines compared with the third quarter of 2004.

o Data revenue declined 13.7 percent from the prior-year fourth quarter. Revenue was negatively affected by pricing pressure and technology migration. On a full-year basis, data revenue decreased by 12.2 percent from the prior year.

o IP&E-services revenue grew 13.0 percent over the prior-year fourth quarter. The year-over-year growth was primarily driven by strength in Enhanced Virtual Private Network and IP-enabled frame. Full-year revenue grew by 11.0 percent over the prior year.

o Outsourcing, professional services and other revenue declined 3.1 percent from the prior-year fourth quarter due to terminating outsourcing contracts and customers reducing scope, partially offset by strength in equipment sales. Full-year revenue declined by 11.6 percent from the prior year.

o Fourth-quarter operating income was $781 million, yielding a margin of 14.3 percent. The fourth-quarter operating income reflects a net depreciation benefit of $0.5 billion as a result of the third-quarter asset impairment charges. The full-year 2004 operating loss was $10.1 billion, including asset impairment and net restructuring and other charges of $12.0 billion, as well as a net depreciation benefit of $1.0 billion realized in the second half of 2004 due to the asset impairment charges.

o Fourth-quarter EBITDA was $1.4 billion, excluding net restructuring and other charges, yielding a margin of 25.6 percent.

o During the fourth quarter, a number of sizable customer wins and contract extensions were signed with companies including Fireman's Fund Insurance Company, The Thomson Corporation, CVS, Raytheon and Sun Microsystems, among many others.

AT&T Consumer

o Revenue was $1.8 billion for the fourth quarter of 2004 and $7.9 billion for the full year, representing declines of 17.9 percent and 15.9 percent, respectively, versus the same prior-year periods. Declines were driven by lower standalone LD voice revenue as a result of the continued impact of competition, wireless and Internet substitution and customer migration to lower-priced products, partially offset by targeted price increases. Also offsetting these declines was an increase in bundled services revenue.

o Fourth-quarter operating income was $493 million, yielding an operating margin of 27.3 percent. The fourth-quarter operating income reflects a benefit of $38 million as a result of the third-quarter asset impairment charges. Full-year 2004 operating income was $1.4 billion and included asset impairment and net restructuring and other charges of $0.2 billion, as well as a benefit of $0.1 billion due to the asset impairment charges.

o At the end of 2004, AT&T Consumer offered its residential VoIP AT&T CallVantageSM Service in over 170 major markets in the U.S. covering 39 states and Washington, D.C. The company also announced more retail distribution partnerships with retail outlets such as Office Depot, Buy.com and TigerDirect.com.

o At the end of the fourth quarter, AT&T Consumer had over 24 million standalone LD and bundled customers.


OTHER CONSOLIDATED FINANCIAL HIGHLIGHTS

o As a result of a reciprocal compensation settlement, operating income for AT&T Business increased by approximately $77 million and operating income for AT&T Consumer increased by $28 million in the fourth quarter, resulting in a net benefit of approximately $105 million to consolidated operating income. This benefit had a positive impact of approximately $0.08 per diluted share.

o AT&T recorded net restructuring and other charges of $36 million in the fourth quarter, primarily for facility closings as a result of ongoing real estate consolidation efforts due to employee separations, which had a negative impact of approximately $0.03 per diluted share.

o AT&T repurchased $131 million of U.S. dollar- and Euro-denominated debt during the fourth quarter, which resulted in a loss of $13 million recorded in other income (expense).

o Free cash flow was $1.1 billion for the fourth quarter. Free cash flow is defined as cash flows provided by operating activities of $1.5 billion less cash used for capital expenditures and other additions of $0.4 billion. For the full year, free cash flow was $3.7 billion, resulting from cash flows provided by operating activities of $5.5 billion less cash used for capital expenditures and other additions of $1.8 billion.

o AT&T ended the year with net debt of $6.0 billion, a $1.0 billion decrease from the end of the third quarter of 2004 and a $2.8 billion decrease from the end of the prior year. Net debt is defined as total debt of $10.7 billion less cash of $3.7 billion, restricted cash of $0.5 billion and net foreign debt fluctuations of $0.5 billion.

o During the fourth quarter of 2004, AT&T generated EBITDA less capital expenditures (excluding asset impairment and net restructuring and other charges) of $1.4 billion, bringing the full-year 2004 total to $5.2 billion.

o Capital expenditures for the quarter were $396 million and $1.8 billion for the full year, as AT&T continued to prudently invest in upgrading its network and integrating its systems in order to further rationalize its cost structure and support growth in next-generation services.


DEFINITIONS and NOTES
AT&T Business
LD Voice - includes all of AT&T's domestic and international LD revenue, including Intralata toll when purchased as part of an LD calling plan.

Local Voice - includes all local calling and feature revenue, Intralata toll when purchased as part of a local calling plan, as well as Inter-carrier local revenue.

Data Services - includes bandwidth services (dedicated private line services through high-capacity optical transport), frame relay and asynchronous transfer mode (ATM) revenue for LD and local, as well as revenue for managed data services.

Internet Protocol & Enhanced Services (IP&E-services) - includes all services that ride on the IP common backbone or that use IP technology, including managed IP services, as well as application services (e.g., hosting, security).

Outsourcing, Professional Services & Other - includes complex bundled solutions primarily in the wide area/local area network space, AT&T's professional services revenue associated with the company's federal government customers, as well as all other Business revenue (and eliminations) not previously defined.

Data,  IP&E-Services  -  Percent  Managed -  managed  services  refers to AT&T's
management  of  a  client's  network  or  network  and  applications   including
applications that extend to the customer premise equipment.

Data, IP&E-Services - Percent International - a data service that either originates or terminates outside of the United States, or an IP&E-service installed or wholly delivered outside the United States.

AT&T Consumer
Bundled Services - includes any customer with a local relationship as a starting point, and all other AT&T subscription-based voice products provided to that customer.

Standalone  LD,  Transactional  & Other  Services - includes any  customer  with
solely   a   long-distance   relationship,   non-voice   products,   or  a   non
subscription-based relationship.

Other Definitions and Notes
EBITDA - Earnings before interest, taxes, depreciation and amortization is calculated as operating income plus depreciation and amortization.

Restricted cash - $0.5 billion of cash that collateralizes a portion of private debt and is included in "other current assets" on the balance sheet.

Foreign currency fluctuations - represents mark-to-market adjustments, net of cash collateral collected, that increased the debt balance by approximately $0.5 billion at December 31, 2004, on non-U.S. denominated debt of about $1.4 billion. AT&T has entered into foreign exchange hedges that substantially offset the fluctuations in the debt balance. The offsetting mark-to-market adjustments of the hedges are included in "other current assets" and "other assets" on the balance sheet.


Note to Financial Media: AT&T executives will discuss the company's performance in a two-way conference call for financial analysts at 8:15 a.m. ET today. Reporters are invited to listen to the call. U.S. callers should dial 888-428-4478 to access the call. Callers outside the U.S. should dial + 1-612-332-0530.

In addition, Internet rebroadcasts of the call will be available on the AT&T web site beginning later today. The web site address is www.att.com/ir. An audio rebroadcast of the conference call will also be available beginning at 12:40PM on Thursday, January 20 through 11:59PM on Sunday, January 30. To access the audio rebroadcast, U.S. callers can dial 800-475-6701, access code 763281. Callers outside the U.S. should dial +1-320-365-3844, access code 763281.


The foregoing contains "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. These risk factors include the impact of increasing competition, continued capacity oversupply, regulatory uncertainty and the effects of technological substitution, among other risks. For a more detailed description of the factors that could cause such a difference, please see AT&T's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.


                                      # # #


                                     AT&T Corp. Consolidated Statements of Operations (Unaudited)
                                            Dollars in millions (except per share amounts)

                                                                              Three Months Ended                 Years Ended
                                                                                 December 31,                   December 31,

                                                                               2004          2003            2004          2003
     REVENUE (1)
     AT&T Business                                                             $ 5,454       $ 5,887         $22,582       $25,075
     AT&T Consumer                                                               1,806         2,198           7,904         9,400
     Corporate and Other                                                            13            14              51            54
                                                                           --------------------------     --------------------------
     Total Revenue                                                               7,273         8,099          30,537        34,529

     OPERATING EXPENSES
     Access and other connection                                                 2,371         2,606           9,901        10,797
     Costs of services and products                                              1,668         1,702           7,074         7,625
     Selling, general and administrative                                         1,397         1,828           6,557         7,379
     Depreciation and amortization                                                 640         1,263           3,768         4,870
     Asset impairment and net restructuring and other charges                       36            67          12,772           201
                                                                           --------------------------     --------------------------
     Total operating expenses                                                    6,112         7,466          40,072        30,872

     Operating income (loss)                                                     1,161           633          (9,535)        3,657
     Other income (expense), net                                                    28           102            (144)          191
     Interest (expense)                                                           (192)         (241)           (803)       (1,158)
                                                                           --------------------------     --------------------------

     Income (loss) from continuing operations before income taxes, minority
     interest income and net earnings (losses) related to equity investments       997           494         (10,482)        2,690

     (Provision) benefit for income taxes                                         (375)         (139)          4,366          (816)
     Minority interest income                                                        -             -               1             1
     Net earnings (losses) related to equity investments                             3           (15)              5           (12)
                                                                           --------------------------     --------------------------
     Income (loss) from continuing operations                                      625           340          (6,110)        1,863
     (Loss) from discontinued operations - net of income taxes                       -             -               -           (13)
                                                                           --------------------------     --------------------------
     Income (loss) before cumulative effect of accounting change                   625           340          (6,110)        1,850
     Cumulative effect of accounting change - net of income taxes                    -             -               -            15
                                                                           --------------------------     --------------------------
     Net income (loss)                                                         $   625       $   340         $(6,110)      $ 1,865
                                                                           ==========================     ==========================

     Weighted-average common shares (millions)                                     797           791             795           788

     Weighted-average common shares and potential common shares (millions)         803           793             795           789

     PER BASIC SHARE:
     Earnings (loss) from continuing operations                                $  0.78       $  0.43         $ (7.68)      $  2.37
     (Loss) from discontinued operations                                       $     -       $     -         $     -       $ (0.02)
     Cumulative effect of accounting change                                    $     -       $     -         $     -       $  0.02
                                                                           --------------------------     --------------------------
     Earnings (loss) per basic share                                           $  0.78       $  0.43         $ (7.68)      $  2.37
                                                                           ==========================     ==========================

     PER DILUTED SHARE:
     Earnings (loss) from continuing operations                                $  0.78       $  0.43         $ (7.68)      $  2.36
     (Loss) from discontinued operations                                       $     -       $     -         $     -       $ (0.02)
     Cumulative effect of accounting change                                    $     -       $     -         $     -       $  0.02
                                                                           --------------------------     --------------------------
     Earnings (loss) per diluted share                                         $  0.78       $  0.43         $ (7.68)      $  2.36
                                                                           ==========================     ==========================

     Dividends declared per share                                              $0.2375       $0.2375         $0.9500       $0.8500

(1) Prior period amounts have been restated to reflect the transfer of the remaining payphone business from AT&T Consumer to AT&T
    Business.


                                     AT&T Corp. Consolidated Statements of Operations (Unaudited)
                                              Dollars in millions (except per share amounts)

                                          4Q04     3Q04     2Q04     1Q04      2004     4Q03     3Q03    2Q03     1Q03    2003
     REVENUE (1)
     AT&T Business                     $ 5,454  $ 5,645  $ 5,611  $ 5,872  $ 22,582  $ 5,887   $ 6,301  $ 6,428   $ 6,459  $25,075
     AT&T Consumer                       1,806    1,980    2,011    2,107     7,904    2,198     2,334    2,354     2,514    9,400
     Corporate and Other                    13       13       14       11        51       14        14       13        13       54
     Total revenue                       7,273    7,638    7,636    7,990    30,537    8,099     8,649    8,795     8,986   34,529

     OPERATING EXPENSES
     Access and other connection         2,371    2,411    2,481    2,638     9,901    2,606     2,785    2,708     2,698   10,797
     Costs of services and products      1,668    1,783    1,759    1,864     7,074    1,702     1,954    1,958     2,011    7,625
     Selling, general and
       administrative                    1,397    1,653    1,763    1,744     6,557    1,828     1,793    1,837     1,921    7,379
     Depreciation and amortization         640      647    1,231    1,250     3,768    1,263     1,224    1,197     1,186    4,870
     Asset impairment and net
       restructuring and other charges      36   12,469       54      213    12,772       67        64       66         4      201
     Total operating expenses            6,112   18,963    7,288    7,709    40,072    7,466     7,820    7,766     7,820   30,872

     Operating income (loss)             1,161  (11,325)     348      281    (9,535)     633       829    1,029     1,166    3,657

     Other income (expense), net            28      (34)      36     (174)     (144)     102        (7)      86        10      191
     Interest (expense)                   (192)    (192)    (191)    (228)     (803)    (241)     (289)    (296)     (332)  (1,158)
     Income (loss) from continuing
       operations before income taxes,
       minority interest income and net
       earnings (losses) related to
       equity investments                  997  (11,551)     193     (121)  (10,482)     494       533      819       844    2,690

     (Provision) benefit for income
       taxes                              (375)   4,402      (87)     426     4,366     (139)      (72)    (308)     (297)    (816)
     Minority interest income                -        -        1        -         1        -         -        -         1        1
     Net earnings (losses) related to
       equity investments                    3        2        1       (1)        5      (15)       (3)      25       (19)     (12)
     Income (loss) from continuing
       operations                          625   (7,147)     108      304    (6,110)     340       458      536       529    1,863
     (Loss) from discontinued
       operations - net of income taxes      -        -        -        -         -        -       (13)       -         -      (13)
     Income (loss) before cumulative
       effect of accounting changes        625   (7,147)     108      304    (6,110)     340       445      536       529    1,850
     Cumulative effect of accounting
       changes, net of income taxes          -        -        -        -         -        -       (27)       -        42       15
     Net income (loss)                   $ 625  $(7,147)   $ 108    $ 304   $(6,110)   $ 340     $ 418    $ 536     $ 571  $ 1,865

     Weighted-average common shares
       (millions)                          797      795      794      793       795      791       789      787       784      788
     Weighted-average common shares
       and potential common shares
       (millions)                          803      795      797      796       795      793       791      787       785      789

     PER BASIC SHARE:
     Earnings (loss) from continuing
       operations                       $ 0.78  $ (8.99)  $ 0.14   $ 0.38   $ (7.68)  $ 0.43    $ 0.58   $ 0.68    $ 0.67  $  2.37
     (Loss) from discontinued
       operations                            -        -        -        -         -        -     (0.02)       -         -    (0.02)
     Cumulative effect of accounting
       changes                               -        -        -        -         -        -     (0.03)       -      0.06     0.02
     Earnings (loss) per basic share    $ 0.78  $ (8.99)  $ 0.14   $ 0.38   $ (7.68)  $ 0.43    $ 0.53   $ 0.68    $ 0.73  $  2.37

     PER DILUTED SHARE:
     Earnings (loss) from continuing
       operations                       $ 0.78  $ (8.99)  $ 0.14   $ 0.38   $ (7.68)  $ 0.43    $ 0.58   $ 0.68    $ 0.67  $  2.36
     (Loss) from discontinued
       operations                            -        -        -        -         -        -     (0.02)       -         -    (0.02)
     Cumulative effect of accounting
       changes                               -        -        -        -         -        -     (0.03)       -      0.06     0.02
     Earnings (loss) per diluted share  $ 0.78  $ (8.99)  $ 0.14   $ 0.38   $ (7.68)  $ 0.43    $ 0.53   $ 0.68    $ 0.73  $  2.36

(1) Prior period amounts have been restated to reflect the transfer of the remaining payphone business from AT&T Consumer to AT&T
    Business.


                                                AT&T Corp. Historical Segment Data (Unaudited)
                                                             Dollars in millions

                                          4Q04     3Q04    2Q04    1Q04     2004    4Q03    3Q03     2Q03    1Q03     2003
     AT&T Business (1)
     LD Voice                          $ 2,163   $ 2,364  $ 2,386  $ 2,613   $ 9,526  $ 2,501  $ 2,820   $ 2,895  $ 2,983  $ 11,199
     Local Voice                           490       390      404      389     1,673      386      379       384      335     1,484
     Total Voice                         2,653     2,754    2,790    3,002    11,199    2,887    3,199     3,279    3,318    12,683

     Data Services (2)                   1,595     1,693    1,690    1,715     6,693    1,846    1,875     1,943    1,956     7,620
     IP&E-Services (2)                     625       587      565      553     2,330      554      550       509      489     2,102
     Total Data and IP&E-Services        2,220     2,280    2,255    2,268     9,023    2,400    2,425     2,452    2,445     9,722

     Outsourcing, Professional
       Services & Other                    581       611      566      602     2,360      600      677       697      696     2,670

     Total revenue                       5,454     5,645    5,611    5,872    22,582    5,887    6,301     6,428    6,459    25,075
     Operating income (loss)(3) (7)        781   (11,095)     152       83   (10,079)     282      413       601      599     1,895
     Operating margin                    14.3%   (196.5%)    2.7%     1.4%    (44.6%)    4.8%     6.6%      9.3%     9.3%      7.6%
     Capital expenditures(8)               377       391      463      470     1,701      740      995       763      636     3,134
     Depreciation & amortization (7)       607       610    1,176    1,192     3,585    1,200    1,162     1,133    1,126     4,621

     Total Data and IP&E-Services
       - % managed (2)                     33%       32%      32%      32%       32%      32%      32%       31%      30%       31%
     Total Data and IP&E-Services
       - % international                   16%       15%      15%      15%       15%      14%      14%       14%      14%       14%
     LD volume growth - yr/yr              -2%       -2%       0%       2%        0%       7%      15%       12%      12%       11%
     LD volume % wholesale                 57%       56%      54%      54%       55%      53%      51%       47%      45%       50%
------------------------------------------------------------------------------------------------------------------------------------
     AT&T Consumer (1)
     Standalone LD, Transactional
       and Other Services              $1,116     $1,256   $1,327   $1,462    $5,161   $1,604   $1,813    $1,894   $2,090    $7,401
     Bundled Services                     690        724      684      645     2,743      594      521       460      424     1,999
     Total revenue                      1,806      1,980    2,011    2,107     7,904    2,198    2,334     2,354    2,514     9,400
     Operating income(4) (7)              493        281      240      371     1,385      435      503       485      633     2,056
     Operating margin                   27.3%      14.2%    11.9%    17.6%     17.5%    19.8%    21.6%     20.6%    25.2%     21.9%
     Capital expenditures                   5          9       15       13        42       19       14        19       22        74
     Depreciation & amortization (7)       13         15       33       32        93       35       35        36       35       141

     Local customers (in thousands)     4,156      4,477    4,677    4,364     4,156    3,950    3,547     3,130    2,778     3,950
------------------------------------------------------------------------------------------------------------------------------------
     Corporate and Other (1)
     Revenue                             $ 13       $ 13     $ 14     $ 11      $ 51     $ 14     $ 14      $ 13     $ 13      $ 54
     Operating (loss)(5)                 (113)      (511)     (44)    (173)     (841)     (84)     (87)      (57)     (66)     (294)
     Capital expenditures(8)               14          6        2        2        24       13      198         8        4       223
     Depreciation & amortization           20         22       22       26        90       28       27        28       25       108
------------------------------------------------------------------------------------------------------------------------------------
     Total AT&T
     Revenue                          $ 7,273    $ 7,638  $ 7,636  $ 7,990   $30,537  $ 8,099  $ 8,649   $ 8,795  $ 8,986  $ 34,529
     Operating income (loss)(6)         1,161    (11,325)     348      281    (9,535)     633      829     1,029    1,166     3,657
     Operating margin                   16.0%    (148.3%)    4.6%     3.5%    (31.2%)    7.8%     9.6%     11.7%    13.0%     10.6%
     Capital expenditures(8)              396        406      480      485     1,767      772    1,207       790      662     3,431
     Depreciation & amortization (7)      640        647    1,231    1,250     3,768    1,263    1,224     1,197    1,186     4,870

(1)  Prior period amounts have been restated to reflect the transfer of the remaining payphone business from AT&T Consumer to AT&T
     Business.
(2)  Prior period amounts have been restated to reflect the division of international managed services revenue into Data Services and IP&E-Services, consistent with the classifications of domestic managed services.  This reclassification had no impact on
     "Total Data and IP&E-Services revenue," or total revenue.
(3)  Includes asset impairment and net restructuring and other (charges) of ($9M) in 4Q04, ($11,859M) in 3Q04, ($52M) in 2Q04 and
     ($91M) in 1Q04, totaling ($12,011M) in 2004; ($33M) in 4Q03, ($53M) in 3Q03, ($47M) in 2Q03 and ($4M) in 1Q03, totaling ($137M)
     in 2003.
(4)  Includes asset impairment and net restructuring and other (charges) of ($188M) in 3Q04 and ($1M) in 1Q04, totaling ($189M) in
     2004; ($17M) in 4Q03, ($4M) in 3Q03 and ($5M) in 2Q03, totaling ($26M) in 2003.
(5)  Includes asset impairment and net restructuring and other (charges) of ($27M) in 4Q04, ($422M) in 3Q04, ($2M) in 2Q04 and
     ($121M) in 1Q04, totaling ($572M) in 2004; ($17M) in 4Q03, ($7M) in 3Q03 and ($14M) in 2Q03, totaling ($38M) in 2003.
(6)  Includes asset impairment and net restructuring and other (charges) of ($36M) in 4Q04, ($12,469M) in 3Q04, ($54M) in 2Q04 and
     ($213M) in 1Q04, totaling ($12,772M) in 2004; ($67M) in 4Q03, ($64M) in 3Q03, ($66M) in 2Q03 and ($4M) in 1Q03, totaling
     ($201M) in 2003.
(7)  As a result of the third-quarter 2004 asset impairment charge, third-quarter 2004 and fourth-quarter 2004 depreciation and amortization expense decreased by $527 million and $538 million, respectively, for AT&T Business and $10 million and
     $8 million, respectively, for AT&T Consumer.  In addition, as a result of the transport service arrangement between AT&T
     Business and AT&T Consumer, network-related charges from AT&T Business (recorded as contra-expense) to AT&T Consumer were reduced by $28 million in the third quarter and $30 million in the fourth quarter as a result of the lower depreciation and amortization expense recorded by AT&T Business.  This resulted in a reduction in AT&T Business' operating income and an increase in AT&T Consumer's operating income.
(8)  Includes $433M in 3Q03 related to the adoption of FIN 46 of which $241M is included in Business and $192M is included in
     Corporate and Other.


                                 AT&T Corp. Consolidated Balance Sheets (Unaudited)
                                                 Dollars in millions

                                                                                    December 31,         December 31,
                                                                                        2004                 2003
      ASSETS
      Cash and cash equivalents                                                          $ 3,698              $ 4,353
      Accounts receivable, less allowances of $523 and $579                                3,195                4,036
      Deferred income taxes                                                                  980                  715
      Other current assets                                                                 1,383                  744
                                                                            ------------------------------------------
       Total Current Assets                                                                9,256                9,848

      Property, plant and equipment, net of accumulated
       depreciation of $1,588 and $34,300                                                 11,509               24,376
      Goodwill                                                                             4,888                4,801
      Other purchased intangible assets, net of accumulated amortization
       of $428 and $320                                                                      375                  499
      Prepaid pension costs                                                                3,991                3,861
      Other assets                                                                         2,654                4,603
                                                                            ------------------------------------------
      TOTAL ASSETS                                                                      $ 32,673             $ 47,988
                                                                            ==========================================

      LIABILITIES
      Accounts payable and accrued expenses                                              $ 2,505              $ 3,256
      Compensation and benefit-related liabilities                                         2,193                1,783
      Debt maturing within one year                                                        1,886                1,343
      Other current liabilities                                                            2,293                2,501
                                                                            ------------------------------------------
       Total Current Liabilities                                                           8,877                8,883

      Long-term debt                                                                       8,779               13,066
      Long-term compensation and benefit-related liabilities                               3,322                3,528
      Deferred income taxes                                                                1,419                5,395
      Other long-term liabilities and deferred credits                                     2,897                3,160
                                                                            ------------------------------------------
       Total Liabilities                                                                  25,294               34,032
                                                                            ------------------------------------------

      SHAREOWNERS' EQUITY
      Common Stock, $1 par value, authorized 2,500,000,000 shares;
       issued and outstanding 798,570,623 shares (net of 171,983,367 treasury shares) at December 31, 2004 and 791,911,022 shares (net of
       172,179,303 treasury shares) at December 31, 2003                                     799                  792
      Additional paid-in capital                                                          27,170               27,722
      Accumulated deficit                                                                (20,821)             (14,707)
      Accumulated other comprehensive income                                                 231                  149
                                                                            ------------------------------------------
       Total Shareowners' Equity                                                           7,379               13,956
                                                                            ------------------------------------------

      TOTAL LIABILITIES & SHAREOWNERS' EQUITY                                           $ 32,673             $ 47,988
                                                                            ==========================================


                               AT&T Corp. Consolidated Statements of Cash Flows (Unaudited)
                                                   Dollars in millions

                                                                                                      Year Ended
                                                                                                     December 31,

                                                                                                2004              2003
     Operating Activities
     Net (loss) income                                                                       $ (6,110)          $ 1,865
     Deduct:
       Loss from discontinued operations - net of income taxes                                      -               (13)
       Cumulative effect of accounting change - net of income taxes                                 -                15
                                                                                            ----------------------------
     (Loss) income before cumulative effect of accounting change                               (6,110)            1,863

     Adjustments to reconcile income before cumulative effect of  accounting change to net cash provided by operating activities:
       Net gains on sales of businesses and investments                                           (23)              (53)
       Loss on early extinguishment of debt                                                       314                85
       Asset impairment, net restructuring and other charges                                   12,448                93
       Depreciation and amortization                                                            3,768             4,870
       Provision for uncollectible receivables                                                    437               703
       Deferred income taxes                                                                   (4,306)            1,402
       Net pretax losses related to equity investments                                             (9)              (19)
       Decrease in receivables                                                                    431               600
       (Decrease) in accounts payable and accrued expenses                                       (591)             (494)
       Net change in other operating assets and liabilities                                      (735)             (310)
       Other adjustments, net                                                                    (112)             (210)
                                                                                            ----------------------------
     Net Cash Provided by Operating Activities of Continuing Operations                         5,512             8,530
                                                                                            ----------------------------

     Investing Activities
     Capital expenditures and other additions                                                  (1,836)           (3,157)
     Proceeds from sale or disposal of property, plant and equipment                               95               163
     Investment distributions and sales                                                            37               126
     Net dispositions (acquisitions) of businesses, net of cash disposed/acquired                   8              (158)
     (Increase) in restricted cash                                                                (47)              (57)
     Other investing activities, net                                                               39               (18)
                                                                                            ----------------------------
     Net Cash (Used in) Investing Activities of Continuing Operations                          (1,704)           (3,101)
                                                                                            ----------------------------

     Financing Activities
     Retirement of long-term debt, including redemption premiums                               (3,914)           (8,002)
     (Decrease) in short-term borrowings, net                                                    (300)           (1,281)
     Issuance of AT&T common shares                                                                79               118
     Dividends paid on common stock                                                              (754)             (629)
     Other financing activities, net                                                              426               704
                                                                                            ----------------------------
     Net Cash (Used in) Financing Activities of Continuing Operations                          (4,463)           (9,090)
                                                                                            ----------------------------

     Net (decrease) in cash and cash equivalents                                                 (655)           (3,661)
     Cash and cash equivalents at beginning of year                                             4,353             8,014
                                                                                            ----------------------------
     Cash and Cash Equivalents at End of Period                                               $ 3,698           $ 4,353
                                                                                            ============================


AT&T Corp. Reconciliation of Non-GAAP Measures


AT&T is providing  information on net debt,  EBITDA and related margins,  EBITDA less  capital  expenditures  and free cash  flows because  these  measures  are commonly used by the  investment  community  for  evaluation  purposes.  AT&T is providing information on adjusted net income and adjusted earnings per share due to the magnitude of the asset impairment and net restructuring and other charges taken  during the year and the  distortion  they have on  reported  results  and trends.  Net debt,  adjusted net income, adjusted  earnings per share,  EBITDA, EBITDA less capital  expenditures  and free cash flows should be  considered  in addition to, but not in lieu of, other measures of liquidity,  profitability and cash flows reported in accordance with generally accepted accounting principles. Additionally,  they  may  not be  comparable  to  similarly  captioned  measures reported by other companies.

Net (Loss) Income and Earnings Per Share
------------------------------------------------------------------------------------------------------------------------------------

              (dollars in millions, except per share amounts)                      For the year ended
                                                                                   December 31, 2004

                                                                               Net (loss) income     EPS
              Reported (loss)                                                      ($6,110)        ($7.68)

              Add:
                Assset impairment and net restructuring and other charges            7,896           9.93
                                                                               ------------  -------------
              Adjusted earnings                                                     $1,786          $2.25
                                                                               ============  =============

------------------------------------------------------------------------------------------------------------------------------------



EBITDA, Excluding Asset Impairment and Net Restructuring and Other Charges, to Net Income

------------------------------------------------------------------------------------------------------------------------------------

(dollars in millions)                                             For the three months ended              For the year ended

                                                                December 31,      December 31,      December 31,      December 31,
                                                                    2004              2003              2004              2003
                EBITDA margin (1)                                  25.2%             24.2%             22.9%             25.3%

                EBITDA (1)                                        $1,837            $1,963            $7,005            $8,728
                Depreciation and amortization                       (640)           (1,263)           (3,768)           (4,870)
                Asset impairment and net
                  restructuring and other charges                    (36)              (67)          (12,772)             (201)
                                                               ----------        ----------        ----------        ----------
                Subtotal operating income (loss)                  $1,161              $633           ($9,535)           $3,657
                                                               ----------        ----------        ----------        ----------
                Other income (expense), net                           28               102              (144)              191
                Interest (expense)                                  (192)             (241)             (803)           (1,158)
                (Provision) benefit for income taxes                (375)             (139)            4,366              (816)
                Minority interest income                               -                 -                 1                 1
                Net income (losses) related to equity
                  investments                                          3               (15)                5               (12)
                                                               ----------        ----------        ----------        ----------
                Net income (loss) from continuing operations        $625              $340           ($6,110)           $1,863
                                                               ----------        ----------        ----------        ----------
                Net (loss) from discontinued operations                -                 -                 -               (13)
                Cumulative effect of accounting change                 -                 -                 -                15
                                                               ----------        ----------        ----------        ----------

                Net income (loss)                                   $625              $340           ($6,110)           $1,865
                                                               ==========        ==========        ==========        ==========

          (1)  Excluding asset impairment and net restructuring and other charges.

------------------------------------------------------------------------------------------------------------------------------------


           AT&T Corp. Reconciliation of Non-GAAP Measures, continued


           AT&T Business EBITDA, Excluding Net Restructuring and Other Charges, to Operating Income

           ----------------------------------------------------------------------------------------------------

               (dollars in millions)                                              For the three months ended

                                                                                December 31, 2004
               EBITDA and margin (1)                                                  $1,397         25.6%
               Depreciation and amortization                                            (607)
               Net restructuring and other charges                                        (9)
                                                                                -------------
               Operating income and margin                                              $781         14.3%
                                                                                =============

           ----------------------------------------------------------------------------------------------------

           (1)  Excluding net restructuring and other charges.


EBITDA, Excluding Asset Impairment and Net Restructuring and Other Charges, Less Capital
Expenditures to Cash Provided by Operating Activities:

-----------------------------------------------------------------------------------------------------------------------

                                                                For the three months ended     For the year
      (dollars in millions)                                              ended                     ended
                                                                   December 31, 2004         December 31, 2004
      EBITDA (1) less capital expenditures                                    $1,441                    $5,238
      Add capital expenditures                                                   396                     1,767
                                                             ------------------------  ------------------------
      EBITDA (1)                                                              $1,837                    $7,005

      Other cash (expenses) receipts (2)                                        (612)                   (1,143)
      Changes in working capital and other
         operating assets & liabilities                                          276                      (350)
                                                             ------------------------  ------------------------

      Cash provided by operating activities                                   $1,501                    $5,512
                                                             ========================  ========================

-----------------------------------------------------------------------------------------------------------------------

(1)  Excluding asset impairment and net restructuring and other charges.
(2)  Other cash expenses primarily include taxes, interest expense and net restructuring and other charges payments.


              AT&T Corp. Reconciliation of Non-GAAP Measures, continued


              Net Debt

              --------------------------------------------------------------------------------------------------------
                   Net debt is defined as total debt, less cash, restricted cash and net foreign debt fluctuations:



                   (dollars in millions)                                                 December 31, 2004
                   Total debt                                                                      $10,665
                      Less: Cash                                                                     3,698
                            Restricted cash                                                            546
                            Foreign debt fluctuations                                                  462
                                                                                  ------------------------
                   Net debt                                                                         $5,959
                                                                                  ========================
              --------------------------------------------------------------------------------------------------------